REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholder and Board of Directors of MAXXAM Group Inc.:

          We have audited the accompanying consolidated balance sheets of MAXXAM Group Inc. (a Delaware corporation and a wholly owned subsidiary of MAXXAM Group Holdings Inc.) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, cash flows and stockholder's deficit for each of the three years in the period ended December 31, 1996. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MAXXAM Group Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

          Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule listed in Item 14(a)(2) of this Form 10-K is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                             ARTHUR ANDERSEN LLP


San Francisco, California
January 24, 1997

                     MAXXAM GROUP INC. AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEET
                         (IN THOUSANDS OF DOLLARS)



                                                          December 31,
                                                  ---------------------------
                                                       1996          1995
                                                  ------------- -------------
                      ASSETS

Current assets:
     Cash and cash equivalents                    $     72,418  $     48,396
     Marketable securities                              31,423        36,568
     Receivables:
          Trade                                         18,850        20,576
          Other                                          2,542         1,624
     Inventories                                        69,307        77,904
     Prepaid expenses and other current assets           5,474         7,101
                                                  ------------- -------------
               Total current assets                    200,014       192,169
Timber and timberlands, net of accumulated
     depletion of $221,063 and $204,856,
     respectively                                      324,986       337,390
Property, plant and equipment, net of accumulated
     depreciation of $76,753 and $67,732,
     respectively                                      102,029       100,142
Deferred financing costs, net                           24,249        27,288
Deferred income taxes                                   55,047        58,485
Restricted cash                                         29,967        31,367
Other assets                                             6,455         5,542
                                                  ------------- -------------
                                                  $    742,747  $    752,383
                                                  ============= =============

      LIABILITIES AND STOCKHOLDER'S DEFICIT

Current liabilities:
     Accounts payable                             $      3,928  $      4,166
     Accrued interest                                   24,899        25,354
     Accrued compensation and related benefits          10,033         9,611
     Deferred income taxes                              10,173        10,244
     Other accrued liabilities                           3,335         4,435
     Long-term debt, current maturities                 16,258        14,195
                                                  ------------- -------------
               Total current liabilities                68,626        68,005
Long-term debt, less current maturities                759,769       764,310
Other noncurrent liabilities                            26,387        33,813
                                                  ------------- -------------
               Total liabilities                       854,782       866,128
                                                  ------------- -------------

Contingencies

Stockholder's deficit:
     Common stock, $.08-1/3 par value; 1,000                --            --
          shares authorized; 100 shares issued
     Additional capital                                 81,287        81,287
     Accumulated deficit                              (193,322)     (195,032)
                                                  ------------- -------------
               Total stockholder's deficit            (112,035)     (113,745)
                                                  ------------- -------------
                                                  $    742,747  $    752,383
                                                  ============= =============

The accompanying notes are an integral part of these financial statements.

                        MAXXAM GROUP INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENT OF OPERATIONS
                            (IN THOUSANDS OF DOLLARS)

                                                   Years Ended December 31,
                                          -----------------------------------------
                                               1996          1995          1994
                                          ------------- ------------- -------------
Net sales:
     Lumber and logs                      $    243,726  $    216,898  $    227,430
     Other                                      20,858        25,694        22,199
                                          ------------- ------------- -------------
                                               264,584       242,592       249,629
                                          ------------- ------------- -------------

Operating expenses:
     Cost of goods sold (exclusive of
          depletion and depreciation)          148,522       127,124       129,598
     Selling, general and administrative
          expenses                              15,853        15,884        16,250
     Depletion and depreciation                 28,176        26,405        25,946
                                          ------------- ------------- -------------
                                               192,551       169,413       171,794
                                          ------------- ------------- -------------

Operating income                                72,033        73,179        77,835

Other income (expense):
     Investment, interest and other
          income                                10,942         9,393        14,367
     Interest expense                          (78,045)      (77,824)      (77,383)
                                          ------------- ------------- -------------
Income before income taxes and
     extraordinary item                          4,930         4,748        14,819
Credit (provision) in lieu of income
     taxes                                         680        (1,211)        3,616
                                          ------------- ------------- -------------
Income before extraordinary item                 5,610         3,537        18,435
Extraordinary item:
     Loss on litigation settlement, net
          of related credit in lieu of
          income taxes of $6,312                    --            --       (14,866)
                                          ------------- ------------- -------------
Net income                                $      5,610  $      3,537  $      3,569
                                          ============= ============= =============

The accompanying notes are an integral part of these financial statements.

                          MAXXAM GROUP INC. AND SUBSIDIARIES

                         CONSOLIDATED STATEMENT OF CASH FLOWS
                               (IN THOUSANDS OF DOLLARS)

                                                   Years Ended December 31,
                                          -----------------------------------------
                                               1996          1995          1994
                                          ------------- ------------- -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                           $      5,610  $      3,537  $      3,569
     Adjustments to reconcile net income
          to net cash provided by
          operating activities:
          Depletion and depreciation            28,176        26,405        25,946
          Amortization of deferred
               financing costs and
               discounts on long-term
               debt                             14,714        13,328        12,127
          Net (purchases) sales of
               marketable securities            10,298       (19,533)        5,321
          Net losses (gains) on
               marketable securities            (5,153)       (4,175)       (1,669)
     Increase (decrease) in cash
          resulting from changes in:
          Inventories, net of depletion          6,011        (7,695)        3,634
          Accounts payable                        (238)          463           832
          Receivables                            1,284         5,778        (7,660)
          Prepaids and other assets                714        (3,384)         (528)
          Accrued and deferred income
               taxes                              (925)        2,303        (3,815)
          Other liabilities                     (4,288)        7,734        (2,283)
          Accrued interest                        (455)         (411)         (451)
     Other                                           5         1,020           (86)
                                          ------------- ------------- -------------
               Net cash provided by
                    operating activities        55,753        25,370        34,937
                                          ------------- ------------- -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Payment of note receivable from
          affiliate                                 --         2,500            --
     Net proceeds from sale of assets              122            18         1,149
     Capital expenditures                      (15,200)       (9,852)      (11,322)
                                          ------------- ------------- -------------
               Net cash used for
                    investing activities       (15,078)       (7,334)      (10,173)
                                          ------------- ------------- -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Redemptions, repurchase of and
          principal payments on long-term
          debt                                 (14,153)      (14,300)      (13,237)
     Net borrowings (payments) under
          revolving credit agreements               --            --        (2,900)
     Incurrence of financing costs                  --          (150)         (213)
     Restricted cash withdrawals, net            1,400         1,035         1,160
     Dividends paid                             (3,900)       (4,800)           --
                                          ------------- ------------- -------------
               Net cash used for
                    financing activities       (16,653)      (18,215)      (15,190)
                                          ------------- ------------- -------------

NET INCREASE (DECREASE) IN CASH AND CASH
     EQUIVALENTS                                24,022          (179)        9,574
CASH AND CASH EQUIVALENTS AT BEGINNING OF
     YEAR                                       48,396        48,575        39,001
                                          ------------- ------------- -------------
CASH AND CASH EQUIVALENTS AT END OF YEAR  $     72,418  $     48,396  $     48,575
                                          ============= ============= =============

The accompanying notes are an integral part of these financial statements.

                       MAXXAM GROUP INC. AND SUBSIDIARIES

                  CONSOLIDATED STATEMENT OF STOCKHOLDER'S DEFICIT
                            (IN THOUSANDS OF DOLLARS)



                                      Common
                                      Stock
                                    ($.08-1/3     Additional   Accumulated
                                       Par)        Capital       Deficit        Total
                                  ------------- ------------- ------------- -------------
Balance, January 1, 1994          $         --  $     81,287  $   (197,338) $   (116,051)

     Net income                             --            --         3,569         3,569
                                  ------------- ------------- ------------- -------------

Balance, December 31, 1994                  --        81,287      (193,769)     (112,482)

     Net income                             --            --         3,537         3,537

     Dividend                               --            --        (4,800)       (4,800)
                                  ------------- ------------- ------------- -------------

Balance, December 31, 1995                  --        81,287      (195,032)     (113,745)

     Net income                             --            --         5,610         5,610

     Dividend                               --            --        (3,900)       (3,900)
                                  ------------- ------------- ------------- -------------

Balance, December 31, 1996        $         --  $     81,287  $   (193,322) $   (112,035)
                                  ============= ============= ============= =============

The accompanying notes are an integral part of these financial statements.

                     MAXXAM GROUP INC. AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (IN THOUSANDS OF DOLLARS)

1.   BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION

          The consolidated financial statements include the accounts of MAXXAM Group Inc. ("MGI") and its subsidiaries, collectively referred to herein as the "Company." MGI is a wholly owned subsidiary of MAXXAM Group Holdings Inc. ("MGHI") which is a wholly owned subsidiary of MAXXAM Inc. ("MAXXAM"). Intercompany balances and transactions have been eliminated. Certain reclassifications have been made to prior years' financial statements to be consistent with the current year's presentation.

          The Company is engaged in forest products operations conducted through its wholly owned subsidiaries, The Pacific Lumber Company ("Pacific Lumber") and Britt Lumber Co., Inc. ("Britt"). Pacific Lumber is engaged in several principal aspects of the lumber industry, including the growing and harvesting of redwood and Douglas-fir timber, the milling of logs into lumber and the manufacture of lumber into a variety of finished products. Britt manufactures redwood and cedar fencing and decking products from small diameter logs, a substantial portion of which are obtained from Pacific Lumber. Housing, construction and remodeling are the principal markets for the Company's lumber products. Export sales generally constitute less than 6% of forest product sales. A significant portion of forest product sales are made to third parties located west of the Mississippi River.

     USE OF ESTIMATES AND ASSUMPTIONS

          The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect (i) the reported amounts of assets and liabilities,
(ii) disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published and (iii) the reported amount of revenues and expenses recognized during each period presented. The Company reviews all significant estimates affecting its consolidated financial statements on a recurring basis and records the effect of any necessary adjustments prior to their publication. Adjustments made with respect to the use of estimates often relate to improved information not previously available. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company's consolidated financial statements; accordingly, it is possible that the subsequent resolution of any one of the contingent matters described in Note 8 could differ materially from current estimates. The results of an adverse resolution of such uncertainties could have a material effect on the Company's consolidated financial position, results of operations or liquidity.

     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Cash Equivalents
          Cash equivalents consist of highly liquid money market instruments with original maturities of three months or less.

          Marketable Securities
          Marketable securities are carried at fair value. The cost of the securities sold is determined using the first-in, first-out method. Included in investment, interest and other income for each of the three years ended December 31, 1996 were: 1996 - net unrealized holding losses of $902 and net realized gains of $5,287; 1995 - net unrealized holding gains of $1,666 and net realized gains of $2,509; and 1994 - net unrealized holding losses of $1,094 and net realized gains of $2,763.

          Inventories
          Inventories are stated at the lower of cost or market. Cost is primarily determined using the last-in, first-out ("LIFO") method.

          Timber and Timberlands
          Timber and timberlands are stated at cost, net of accumulated depletion. Depletion is computed utilizing the unit-of-production method based upon estimates of timber values and quantities.

          Property, Plant and Equipment
          Property, plant and equipment, including capitalized interest, is stated at cost, net of accumulated depreciation. Depreciation is computed utilizing the straight-line method at rates based upon the estimated useful lives of the various classes of assets.

          Deferred Financing Costs
          Costs incurred to obtain financing are deferred and amortized over the estimated term of the related borrowing.

          Restricted Cash and Concentrations of Credit Risk
          Restricted cash represents the amount deposited into an account (the "Liquidity Account") held by the trustee under the indenture governing the 7.95% Timber Collateralized Notes due 2015 (the "Timber Notes") of Scotia Pacific Holding Company ("Scotia Pacific"), a wholly owned subsidiary of Pacific Lumber. See Note 4. The Liquidity Account is not available, except under certain limited circumstances, for Scotia Pacific's working capital purposes; however, it is available to pay the Rated Amortization (as defined in Note 4) and interest on the Timber Notes if and to the extent that cash flows are insufficient to make such payments. The required Liquidity Account balance will generally decline as principal payments are made on the Timber Notes. Investment, interest and other income for the years ended December 31, 1996, 1995 and 1994 includes interest of approximately $2,865, $2,560 and $2,638, respectively, attributable to an investment rate agreement (at 7.95% per annum) with the financial institution which holds the Liquidity Account.

          At December 31, 1996 and 1995, cash and cash equivalents include $17,600 and $19,742, respectively, (the "Payment Account") which is reserved for debt service payments on the Timber Notes (see Note 4). The Payment Account and the Liquidity Account are each held by a different financial institution. In the event of nonperformance by such financial institutions, the Company's exposure to credit loss is represented by the amounts deposited plus any unpaid accrued interest thereon. The Company mitigates its concentrations of credit risk with respect to these restricted cash deposits by maintaining them at high credit quality financial institutions and monitoring the credit ratings of these institutions.

          Fair Value of Financial Instruments
          The carrying amounts of cash equivalents and restricted cash approximate fair value. Marketable securities are carried at fair value which is determined based on quoted market prices. As of December 31, 1996 and 1995, the estimated fair value of long-term debt, including current maturities, was $747,991 and $772,841, respectively. The estimated fair value of long-term debt is determined based on the quoted market prices for the Timber Notes, the 10-1/2% Senior Notes due 2003 (the "Pacific Lumber Senior Notes"), the 11-1/4% Senior Secured Notes due 2003 (the "MGI Senior Notes") and the 12-1/4% Senior Secured Discount Notes due 2003 (the "MGI Discount Notes" and together with the MGI Senior Notes, the "MGI Notes"), and on the current rates offered for borrowings similar to the other debt. Some of the Company's publicly traded debt issues are thinly traded financial instruments; accordingly, their market prices at any balance sheet date may not be representative of the prices which would be derived from a more active market.

2.        INVENTORIES

          Inventories consist of the following:

                                                        December 31,
                                                ---------------------------
                                                     1996          1995
                                                ------------- -------------
Lumber                                          $      49,829 $      59,563
Logs                                                   19,478        18,341
                                                ------------- -------------
                                                $      69,307 $      77,904
                                                ============= =============


3.        PROPERTY, PLANT AND EQUIPMENT

          The major classes of property, plant and equipment are as follows:

                                        Estimated           December 31,
                                                    ---------------------------
                                      Useful Lives       1996          1995
                                      ------------- ------------- -------------
Logging roads, land and improvements       15 years $     11,541  $      7,929
Buildings                                  33 years       34,877        29,661
Machinery and equipment                5 - 15 years      132,364       129,764
Construction in progress                                      --           520
                                                    ------------- -------------
                                                         178,782       167,874
Less:  accumulated depreciation                          (76,753)      (67,732)
                                                    ------------- -------------
                                                    $    102,029  $    100,142
                                                    ============= =============

          Depreciation expense for the years ended December 31, 1996, 1995 and 1994 was $ 9,382 , $9,663 and $9,269, respectively.

4.    LONG-TERM DEBT

      Long-term debt consists of the following:

                                                        December 31,
                                                ---------------------------
                                                     1996          1995
                                                ------------- -------------
7.95% Scotia Pacific Timber Collateralized
     Notes due through July 20, 2015            $    336,130  $    350,233
10-1/2% Pacific Lumber Senior Notes due March
     1, 2003                                         235,000       235,000
11-1/4% MGI Senior Secured Notes due August 1,
     2003                                            100,000       100,000
12-1/4% MGI Senior Secured Discount Notes due
     August 1, 2003, net of discount                 104,173        92,498
Other                                                    724           774
                                                ------------- -------------
                                                     776,027       778,505
Less: current maturities                             (16,258)      (14,195)
                                                ------------- -------------
                                                $    759,769  $    764,310
                                                ============= =============

          The indenture governing the Timber Notes (the "Timber Note Indenture") prohibits Scotia Pacific from incurring any additional indebtedness for borrowed money and limits the business activities of Scotia Pacific to the ownership and operation of its timber and timberlands. The Timber Notes are senior secured obligations of Scotia Pacific and are not obligations of, or guaranteed by, Pacific Lumber or any other person. The Timber Notes are secured by a lien on (i) Scotia Pacific's timber and timberlands (representing $165,970 of the Company's consolidated balance at December 31, 1996), (ii) Scotia Pacific's contract rights and certain other assets, (iii) the funds deposited in the Payment Account and the Liquidity Account, and (iv) substantially all of Scotia Pacific's other property and equipment.

          The Timber Notes are structured to link, to the extent of available cash, the deemed depletion of Scotia Pacific's timber (through the harvest and sale of logs) to required amortization of the Timber Notes. The required amount of amortization due on any Timber Note payment date is determined by various mathematical formulas set forth in the Timber Note Indenture. The minimum amount of principal which Scotia Pacific must pay (on a cumulative basis) through any Timber Note payment date in order to avoid an Event of Default (as defined) is referred to as rated amortization ("Rated Amortization"). If all payments of principal are made in accordance with Rated Amortization, the payment date on which Scotia Pacific will pay the final installment of principal is July 20, 2015. The amount of principal which Scotia Pacific must pay through each Timber Note payment date in order to avoid prepayment or deficiency premiums is referred to as scheduled amortization ("Scheduled Amortization"). If all payments of principal are made in accordance with Scheduled Amortization, the payment date on which Scotia Pacific will pay the final installment of principal is July 20, 2009.

          Substantially all of the Company's consolidated assets are owned by Pacific Lumber and a significant portion of Pacific Lumber's assets are owned by Scotia Pacific. The Company expects that Pacific Lumber will provide a major portion of the Company's future operating cash flow. Pacific Lumber is dependent upon Scotia Pacific for a significant portion of its operating cash flow. The holders of the Timber Notes have priority over the claims of creditors of Pacific Lumber with respect to the assets and cash flows of Scotia Pacific, and the holders of the Pacific Lumber Senior Notes have priority over the claims and creditors of the Company with respect to the assets and cash flows of Pacific Lumber. Under the terms of the Timber Note Indenture, Scotia Pacific will not have available cash for distribution to Pacific Lumber unless Scotia Pacific's cash flow from operations exceeds the amounts required by the Timber Note Indenture to be reserved for the payment of current debt service (including interest, principal and premiums) on the Timber Notes, capital expenditures and certain other operating expenses.

          Principal and interest on the Timber Notes are payable semi-annually on January 20 and July 20. On January 21, 1997, Scotia Pacific paid $8,712 of principal on the Timber Notes. The Timber Notes are redeemable at the option of Scotia Pacific, in whole but not in part, at any time. The redemption price of the Timber Notes is equal to the sum of the principal amount, accrued interest and a prepayment premium calculated based upon the yield of like-term Treasury securities plus 50 basis points.

          Interest on the Pacific Lumber Senior Notes is payable semi-annually on March 1 and September 1. The Pacific Lumber Senior Notes are redeemable at the option of Pacific Lumber, in whole or in part, on or after March 1, 1998 at a price of 103% of the principal amount plus accrued interest. The redemption price is reduced annually until March 1, 2000, after which time the Pacific Lumber Senior Notes are redeemable at par.
The Pacific Lumber Senior Notes are unsecured and are senior indebtedness of Pacific Lumber; however, they are effectively subordinated to the Timber Notes. The indenture governing the Pacific Lumber Senior Notes contains various covenants which, among other things, limit Pacific Lumber's ability to incur additional indebtedness and liens, to engage in transactions with affiliates, to make investments and to pay dividends.

          Pacific Lumber has a revolving credit agreement with a bank (as amended and restated, the "Pacific Lumber Credit Agreement") which expires on May 31, 1999. Borrowings under the Pacific Lumber Credit Agreement are secured by Pacific Lumber's trade receivables and inventories, with interest currently computed at the bank's reference rate plus 1-1/4% or the bank's offshore rate plus 2-1/4%. The Pacific Lumber Credit Agreement provides for borrowings of up to $60,000, of which $15,000 may be used for standby letters of credit and $30,000 is restricted to timberland acquisitions. Borrowings made pursuant to the portion of the credit facility restricted to timberland acquisitions would also be secured by the purchased timberlands. As of December 31, 1996, $46,992 of borrowings was available under the Pacific Lumber Credit Agreement, of which $4,732 was available for letters of credit and $30,000 was restricted to timberland acquisitions. No borrowings were outstanding as of December 31, 1996, and letters of credit outstanding amounted to $10,268. The Pacific Lumber Credit Agreement contains covenants substantially similar to those contained in the indenture governing the Pacific Lumber Senior Notes.

          As of December 31, 1996, under the most restrictive covenants contained in the indentures governing the Pacific Lumber Senior Notes, the Timber Notes and the Pacific Lumber Credit Agreement, Pacific Lumber could pay approximately $17,200 of dividends.

          On August 4, 1993, the Company issued $100,000 aggregate principal amount of the MGI Senior Notes and $126,720 aggregate principal amount (approximately $70,000 net of original issue discount) of the MGI Discount Notes. The MGI Notes are secured by the Company's pledge of 100% of the common stock of Pacific Lumber, Britt and MAXXAM Properties Inc. ("MPI"), a wholly owned subsidiary of the Company, and by MGHI's pledge of 27,938,250 shares of Kaiser Aluminum Corporation ("Kaiser") common stock. The indenture governing the MGI Notes, among other things, restricts the ability of the Company to incur additional indebtedness and liens, engage in transactions with affiliates, pay dividends and make investments. As of December 31, 1996, under the most restrictive of these covenants,
approximately $500 of dividends could be paid by the Company.   The MGI
Notes are senior indebtedness of the Company; however, they are effectively subordinated to the liabilities of the Company's subsidiaries, which include the Timber Notes and the Pacific Lumber Senior Notes. The MGI Discount Notes are net of discount of $21,547 and $33,222 at December 31, 1996 and 1995, respectively.

          The MGI Senior Notes pay interest semi-annually on February 1 and August 1 of each year. The MGI Discount Notes will not pay any interest until February 1, 1999, at which time semi-annual interest payments will become due on each February 1 and August 1 thereafter.

          Maturities
          Scheduled maturities of long-term debt for the five years following December 31, 1996, using the Scheduled Amortization for the Timber Notes, are: $16,258 in 1997, $19,430 in 1998, $21,745 in 1999,
$24,065 in 2000, $24,827 in 2001 and $691,249 thereafter.  Maturities for
1997 through 2001 are principally attributable to the Timber Notes.

          Restricted Net Assets of Subsidiaries
          At December 31, 1996, certain debt instruments restricted the ability of Pacific Lumber to transfer assets, make loans and advances and pay dividends to the Company. As of December 31, 1996, all of the assets of Pacific Lumber and its subsidiaries are subject to such restrictions.

5.        CREDIT (PROVISION) IN LIEU OF INCOME TAXES

          Income taxes are determined using an asset and liability approach which requires the recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.
Under this method, deferred income tax assets and liabilities are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates. The Company and its subsidiaries are members of MAXXAM's consolidated return group for federal income tax purposes.

          Pursuant to a tax allocation agreement between MAXXAM, Pacific Lumber, Scotia Pacific and Salmon Creek Corporation ("Salmon Creek"), a wholly owned subsidiary of Pacific Lumber, (the "PL Tax Allocation Agreement"), Pacific Lumber is liable to MAXXAM for the federal consolidated income tax liability of Pacific Lumber, Scotia Pacific and certain other subsidiaries of Pacific Lumber (but excluding Salmon Creek) (collectively, the "PL Subgroup") computed as if the PL Subgroup was a separate affiliated group of corporations which was never connected with MAXXAM. The PL Tax Allocation Agreement further provides that Salmon Creek is liable to MAXXAM for its federal income tax liability computed on a separate company basis as if it was never connected with MAXXAM. The remaining subsidiaries of MGI are each liable to MAXXAM for their respective income tax liabilities computed on a separate company basis as if they were never connected with MAXXAM, pursuant to their respective tax allocation agreements.

          MGI's tax allocation agreement with MAXXAM, (the "Tax Allocation Agreement"), provides that the Company's federal income tax liability is computed as if MGI files a consolidated tax return with all of its subsidiaries except Salmon Creek, and that such corporations were never connected with MAXXAM (the "MGI Consolidated Tax Liability"). The federal income tax liability of MGI is the difference between (i) the MGI Consolidated Tax Liability and (ii) the sum of the separate tax liabilities for the Company's subsidiaries (computed as discussed above), but excluding Salmon Creek. To the extent that the MGI Consolidated Tax Liability is less than the aggregate amounts in (ii), MAXXAM is obligated to pay the amount of such difference to MGI.

          The credit (provision) in lieu of income taxes on income before income taxes and extraordinary item consists of the following:


                                                  Years Ended December 31,
                                         -----------------------------------------
                                              1996          1995          1994
                                         ------------- ------------- -------------
Current:
     Federal credit (provision) in
          lieu of income taxes           $       (159) $       (167) $         --
     State and local                               (9)          (35)          (55)
                                         ------------- ------------- -------------
                                                 (168)         (202)          (55)
                                         ------------- ------------- -------------
Deferred:
     Federal credit (provision) in lieu
          of income taxes                         363           (33)        2,366
     State and local                              485          (976)        1,305
                                         ------------- ------------- -------------
                                                  848        (1,009)        3,671
                                         ------------- ------------- -------------
                                         $        680  $     (1,211) $      3,616
                                         ============= ============= =============


          A reconciliation between the credit (provision) in lieu of income taxes and the amount computed by applying the federal statutory income tax rate to income before income taxes and extraordinary item is as follows:


                                                  Years Ended December 31,
                                         -----------------------------------------
                                              1996          1995          1994
                                         ------------- ------------- -------------
     Income before income taxes and
         extraordinary item              $      4,930  $      4,748  $     14,819
                                         ============= ============= =============

Amount of federal income tax based upon
     the statutory rate                  $     (1,726) $     (1,662) $     (5,187)
Revision of prior years' tax estimates
     and other changes in valuation
     allowances                                 3,372           907         7,739
Expenses for which no federal tax
     benefit is available                        (493)           --            --
State and local taxes, net of federal
     tax effect                                  (573)         (657)          812
Other                                             100           201           252
                                         ------------- ------------- -------------
                                         $        680  $     (1,211) $      3,616
                                         ============= ============= =============


          Revision of prior years' tax estimates and other changes in valuation allowances as shown in the table above include amounts for the reversal of reserves which the Company no longer believes are necessary, other changes in prior year tax estimates and changes in valuation allowances with respect to deferred income tax assets. Generally, the reversal of reserves relates to the expiration of the relevant statute of limitations with respect to certain income tax returns or the resolution of specific income tax matters with the relevant tax authorities. For the years ended December 31, 1996, 1995 and 1994, the reversal of reserves which the Company believes are no longer necessary resulted in a credit to the income tax provision of $3,203, $127 and $7,048, respectively.

          As shown in the Consolidated Statement of Operations for the year ended December 31, 1994, the Company recorded an extraordinary loss related to the settlement of litigation in connection with the Company's acquisition of Pacific Lumber (see Note 10). The Company reported the loss net of related deferred income taxes of $6,312 which is less than the federal and state statutory income tax rates due to expenses for which no tax benefit was recognized.

          The components of the Company's net deferred income tax assets (liabilities) are as follows:


                                                         December 31,
                                                 ---------------------------
                                                      1996          1995
                                                 ------------- -------------
Deferred income tax assets:
     Loss and credit carryforwards               $     79,411  $     83,705
     Timber and timberlands                            28,992        32,528
     Other liabilities and other                       22,934        19,846
     Valuation allowances                             (51,049)      (51,595)
                                                 ------------- -------------
          Total deferred income tax assets, net        80,288        84,484
                                                 ------------- -------------
Deferred income tax liabilities:
     Property, plant and equipment                    (17,458)      (16,560)
     Inventories                                      (15,091)      (16,068)
     Other                                             (2,865)       (3,615)
                                                 ------------- -------------
          Total deferred income tax liabilities       (35,414)      (36,243)
                                                 ------------- -------------
Net deferred income tax assets                   $     44,874  $     48,241
                                                 ============= =============
</TABLE

          The valuation allowances listed above relate to loss and credit carryforwards. As of December 31, 1996, approximately $28,992 of the net deferred income tax assets listed above relate to the excess of the tax basis over financial statement basis with respect to timber and timberlands. The Company believes that it is more likely than not that this net deferred income tax asset will be realized, based primarily upon the estimated value of its timber and timberlands which is well in excess of its tax basis. Also included in net deferred income tax assets as of December 31, 1996 is $28,362 which relates to the benefit of loss and credit carryforwards, net of valuation allowances. The Company evaluated all appropriate factors to determine the proper valuation allowances for loss and credit carryforwards. These factors included any limitations concerning use of the carryforwards, the year the carryforwards expire and the levels of taxable income necessary for utilization. The Company has concluded that it will more likely than not generate sufficient taxable income to realize the benefit attributable to the loss and credit carryforwards for which valuation allowances were not provided.

          Included in the net deferred income tax assets listed above are $41,206 and $43,731 at December 31, 1996 and 1995, respectively, which are recorded pursuant to the tax allocation agreements with MAXXAM.

          The following table presents the estimated tax attributes for federal income tax purposes for the Company and its subsidiaries as of December 31, 1996, under the terms of the respective tax allocation agreements. The utilization of certain of these attributes is subject to limitations.




                                                                  Expiring
                                                                  Through
                                                               -------------
Regular Tax Attribute Carryforwards:
     Net operating losses                        $     215,651          2011
     Net capital losses                                  4,201          1998
     Minimum tax credit                                    379       Indefinite

Alternative Minimum Tax Attribute
     Carryforwards:
     Net operating losses                        $     174,948          2011


6.        EMPLOYEE BENEFIT PLANS

     RETIREMENT PLAN

          Pacific Lumber has a defined benefit plan which covers all employees of Pacific Lumber. Under the plan, employees are eligible for benefits at age 65 or earlier, if certain provisions are met. The benefits are determined under a career average formula based on each year of service with Pacific Lumber and the employee's compensation for that year. Pacific Lumber's funding policy is to contribute annually an amount at least equal to the minimum cash contribution required by The Employee Retirement Income Security Act of 1974, as amended.

          A summary of the components of net periodic pension cost is as follows:

                                                  Years Ended December 31,
                                         -----------------------------------------
                                              1996          1995          1994
                                         ------------- ------------- -------------
Service cost - benefits earned during
     the year                            $      1,903  $      1,483  $      1,643
Interest cost on projected benefit
     obligation                                 1,682         1,693         1,263
Actual loss (gain) on plan assets              (2,762)       (3,900)           10
Net amortization and deferral                   1,448         2,460          (859)
                                         ------------- ------------- -------------
Net periodic pension cost                $      2,271  $      1,736  $      2,057
                                         ============= ============= =============

          The following table sets forth the funded status and amounts recognized in the Consolidated Balance Sheet:



                                                         December 31,
                                                 ---------------------------
                                                      1996          1995
                                                 ------------- -------------
Actuarial present value of accumulated plan
     benefits:
     Vested benefit obligation                   $     18,506  $     16,910
     Non-vested benefit obligation                      1,371         1,214
                                                 ------------- -------------
          Total accumulated benefit obligation   $     19,877  $     18,124
                                                 ============= =============
Projected benefit obligation                     $     23,582  $     21,841
Plan assets at fair value, primarily equity and       (21,800)      (18,363)
debt securities                                  ------------- -------------
Projected benefit obligation in excess of plan          1,782         3,478
assets
Unrecognized net transition asset                          18            24
Unrecognized net gain (loss)                            2,855           (27)
Unrecognized prior service cost                           (39)          (45)
                                                 ------------- -------------
          Accrued pension liability              $      4,616  $      3,430
                                                 ============= =============


          The assumptions used in accounting for the defined benefit plan were as follows:



                                              1996          1995          1994
                                         ------------- ------------- -------------
Rate of increase in compensation levels           5.0%          5.0%          5.0%
Discount rate                                     7.5%         7.25%          8.5%
Expected long-term rate of return on              8.0%          8.0%          8.0%
assets


     POSTRETIREMENT MEDICAL BENEFITS

          Pacific Lumber has an unfunded defined benefit plan for certain postretirement medical benefits which covers substantially all employees of Pacific Lumber. Participants of the plan are eligible for certain health care benefits upon termination of employment and retirement and commencement of pension benefits. Participants make contributions for a portion of the cost of their health care benefits. The expected costs of postretirement medical benefits are accrued over the period the employees provide services to the date of their full eligibility for such benefits.

          A summary of the components of net periodic postretirement medical benefit cost is as follows:


                                                      Years Ended December 31,
                                             -----------------------------------------
                                                  1996          1995          1994
                                             ------------- ------------- -------------
Service cost - medical benefits earned
     during the year                         $        332  $        228  $        216
Interest cost on accumulated postretirement
     medical benefit obligation                       415           317           294
Net amortization and deferral                          --           (53)           (7)
                                             ------------- ------------- -------------
Net periodic postretirement medical benefit
     cost                                    $        747  $        492  $        503
                                             ============= ============= =============


          The postretirement medical benefit liability recognized in the Company's Consolidated Balance Sheet is as follows:


                                                         December 31,
                                                 ---------------------------
                                                      1996          1995
                                                 ------------- -------------
Retirees                                         $      1,182  $         634
Actives eligible for benefits                             905            726
Actives not eligible for benefits                       3,818          3,317
                                                 ------------- -------------
     Accumulated postretirement medical benefit
          obligation                                    5,905          4,677
Unrecognized net gain (loss)                              (86)           553
                                                 ------------- -------------
     Postretirement medical benefit liability    $      5,819  $       5,230
                                                 ============= =============

          The annual assumed rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) is 10.5% for 1997 and is assumed to decrease gradually to 5.5% in 2008 and remain at that level thereafter. Each one percentage point increase in the assumed health care cost trend rate would increase the accumulated postretirement medical benefit obligation as of December 31, 1996 by approximately $810 and the aggregate of the service and interest cost components of net periodic postretirement medical benefit cost by approximately $130.

          The discount rates used in determining the accumulated postretirement medical benefit obligation were 7.5% and 7.25% at December 31, 1996 and 1995, respectively.

     EMPLOYEE SAVINGS PLAN

          Pacific Lumber's employees are eligible to participate in a defined contribution savings plan sponsored by MAXXAM. This plan is designed to enhance the existing retirement programs of participating employees. Employees may elect to contribute up to 16% of their compensation to the plan. For those participants who have elected to make voluntary contributions to the plan, Pacific Lumber's contributions consist of a matching contribution of up to 4% of the compensation of participants. The cost to the Company of this plan was $1,388, $1,281 and $1,215 for the years ended December 31, 1996, 1995 and 1994, respectively.

     WORKERS' COMPENSATION BENEFITS

          Pacific Lumber is self-insured for workers' compensation benefits. Included in accrued compensation and related benefits and other noncurrent liabilities are accruals for workers' compensation claims amounting to $8,000 and $8,900 at December 31, 1996 and 1995, respectively. Workers' compensation expenses amounted to $3,080, $3,579 and $4,069 for the years ended December 31, 1996, 1995 and 1994, respectively.

7.        RELATED PARTY TRANSACTIONS

          MAXXAM provides the Company and certain of the Company's subsidiaries with accounting and data processing services. In addition, MAXXAM provides the Company with office space and various office personnel, insurance, legal, operating, financial and certain other services.
MAXXAM's expenses incurred on behalf of the Company are reimbursed by the Company through payments consisting of (i) an allocation of the lease expense for the office space utilized by or on behalf of the Company and
(ii) a reimbursement of actual out-of-pocket expenses incurred by MAXXAM, including, but not limited to, labor costs of MAXXAM personnel rendering services to the Company. Charges by MAXXAM for such services were $2,680, $1,994 and $2,254 for the years ended December 31, 1996, 1995 and 1994, respectively. The Company believes that the services being rendered are on terms not less favorable to the Company than those which would be obtainable from unaffiliated third parties.

          In 1994, in connection with the litigation settlement described in Note 10, Pacific Lumber paid approximately $3,185 to a law firm in which a director of Pacific Lumber is also a partner.

8.        CONTINGENCIES

          Pacific Lumber's operations are subject to a variety of California and federal laws and regulations dealing with timber harvesting, endangered species and critical habitat, and air and water quality. Moreover, these laws and regulations are modified from time to time and are subject to judicial and administrative interpretation. Compliance with such laws, regulations and judicial and administrative interpretations, together with the cost of litigation incurred in connection with certain timber harvesting operations of Pacific Lumber, have increased the cost of logging operations. Pacific Lumber is subject to certain pending matters described below which could have a material adverse effect on the consolidated financial position, results of operations or liquidity of Pacific Lumber, and in turn the Company. There can be no assurance that certain pending or future governmental regulations, legislation, judicial or administrative decisions or California ballot initiatives will not have a material adverse effect on the Company.

          In May 1996, the United States Fish and Wildlife Service ("USFWS") published its final designation of critical habitat for the marbled murrelet (the "Final Designation"), which designated over four million acres as critical habitat for the marbled murrelet. Although nearly all of the designated habitat is public land, approximately 33,000 acres of Pacific Lumber's timberlands are included in the Final Designation, the substantial portion of such acreage being young growth timber. In order to mitigate the impact of the Final Designation, particularly with respect to timberlands occupied by the marbled murrelet, Pacific Lumber over the last few years has attempted to develop a habitat conservation plan for the marbled murrelet (the "Murrelet HCP"). Due to, among other things, the unfavorable response of the USFWS to Pacific Lumber's initial Murrelet HCP efforts, Pacific Lumber and its subsidiaries filed two actions (the
"Takings Litigation") alleging that certain portions of their timberlands have been "taken" and seeking just compensation. Pursuant to an agreement entered into by Pacific Lumber, MAXXAM, the United States and California on September 28, 1996 (the "Headwaters Agreement") described in Note 9 below, the Takings Litigation has been stayed at the request of the parties.

          It is impossible for the Company to determine the potential adverse effect of the Final Designation on the Company's consolidated financial position, results of operations or liquidity until such time as various regulatory and legal issues are resolved; however, if Pacific Lumber is unable to harvest, or is severely limited in harvesting, on timberlands designated as critical habitat for the marbled murrelet, such effect could be materially adverse to Pacific Lumber, and in turn the Company. If Pacific Lumber is unable to harvest or is severely limited in harvesting, it intends to seek just compensation from the appropriate governmental agencies on the grounds that such restrictions constitute a governmental taking. There continue to be other regulatory actions and lawsuits seeking to have other species listed as threatened or endangered under the federal Endangered Species Act ("ESA") and/or the California Endangered Species Act ("CESA") and to designate critical habitat for such species. For example, the National Marine Fisheries Service has announced that by April 25, 1997 it will make a final determination concerning whether to list the coho salmon under the ESA in northern California, including, potentially, lands owned by Pacific Lumber. It is uncertain what impact, if any, such listings and/or designations of critical habitat would have on the consolidated financial position, results of operations or liquidity of Pacific Lumber, and in turn the Company.

          In 1994, the California Board of Forestry ("BOF") adopted certain regulations regarding compliance with long-term sustained yield ("LTSY") objectives. These regulations require that timber companies project timber growth and harvest on their timberlands over a 100-year planning period and establish a LTSY harvest level that takes into account environmental and economic considerations. The sustained yield plan ("SYP") must demonstrate that the average annual harvest over any rolling ten-year period will not exceed the LTSY harvest level and that Pacific Lumber's projected timber inventory is capable of sustaining the LTSY harvest level in the last decade of the 100-year planning period. On December 17, 1996, Pacific Lumber submitted a proposed SYP to the California Department of Forestry ("CDF"). The proposed SYP sets forth an LTSY harvest level substantially the same as Pacific Lumber's average annual timber harvest over the last six years. The proposed SYP also indicates that Pacific Lumber's average annual timber harvest during the first decade of the SYP would approximate the LTSY harvest level. During the second decade of the proposed SYP, Pacific Lumber's average annual timber harvest would be approximately 8% less than that proposed for the first decade. The SYP, when approved, will be valid for ten years. Thereafter, revised SYPs will be prepared every decade that will address the LTSY harvest level based upon reassessment of changes in the resource base and protection of public resources.

          The proposed SYP assumes that the transactions contemplated by the Headwaters Agreement (see Note 9) will be consummated and that the Multi-Species HCP (as defined in Note 9) will permit Pacific Lumber to harvest its timberlands (including over the next two decades a substantial portion of its old growth timberlands not transferred pursuant to the Headwaters Agreement) to achieve maximum sustained yield. The SYP is subject to review and approval by the CDF, and there can be no assurance that the SYP will be approved in its proposed form. Until the SYP is reviewed and approved, the Company is unable to predict the impact that these regulations will have on Pacific Lumber's future timber harvesting practices. It is possible that the results of the review and approval process could require Pacific Lumber to reduce its timber harvest in future years from the harvest levels set forth in the proposed SYP. The Company believes Pacific Lumber would be able to mitigate the effect of any required reduction in harvest level by acquisitions of additional timberlands and making corresponding amendments to the SYP; however, there can be no assurance that Pacific Lumber would be able to do so and the amount of such acquisitions would be limited by Pacific Lumber's available financial resources. The Company is unable to predict the ultimate impact the sustained yield regulations will have on its future financial position, results of operations or liquidity.

          Various groups and individuals have filed objections with the CDF and the BOF regarding the CDF's and the BOF's actions and rulings with respect to certain of Pacific Lumber's timber harvesting plans ("THPs") and other timber harvesting operations, and Pacific Lumber expects that such groups and individuals will continue to file such objections. In addition, lawsuits are pending or threatened which seek to prevent Pacific Lumber from implementing certain of its approved THPs or which challenge other operations by Pacific Lumber. These challenges have severely restricted Pacific Lumber's ability to harvest old growth timber on its property. To date, challenges with respect to Pacific Lumber's THPs relating to young growth timber and to its other operations have been limited; however, no assurance can be given as to the extent of such challenges in the future. Pacific Lumber believes that environmentally focused challenges to its timber harvesting and other operations are likely to occur in the future, particularly with respect to virgin and residual old growth timber. Although such challenges have delayed or prevented Pacific Lumber from conducting a portion of its operations, they have not had a material adverse effect on Pacific Lumber's consolidated financial position, results of operations or liquidity. Nevertheless, it is impossible to predict the future nature or degree of such challenges or their ultimate impact on the consolidated financial position, results of operations or liquidity of Pacific Lumber, and in turn the Company.

          The Company is also involved in various claims, lawsuits and proceedings. While there are uncertainties inherent in the ultimate outcome of such matters and it is impossible to presently determine the ultimate costs that may be incurred, management believes that the resolution of such uncertainties and the incurrence of such costs should not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

9.        HEADWATERS AGREEMENT

          On September 28, 1996, Pacific Lumber (on behalf of itself, its subsidiaries and affiliates) and MAXXAM (collectively, the "Pacific Lumber Parties " ) entered into the Headwaters Agreement with the United States and California. The Headwaters Agreement provides the framework for the acquisition by the United States and California of approximately 5,600 acres of Pacific Lumber's timberlands commonly referred to as the Headwaters Forest and the Elk Head Springs Forest (the "Headwaters Timberlands"). A substantial portion of the Headwaters Timberlands consists of virgin old growth timberlands. The Headwaters Timberlands would be transferred in exchange for (a) property and other consideration (possibly including cash) from the United States and California having an aggregate fair market value of $300 million and (b) approximately 7,755 acres of adjacent timberlands to be acquired by the United States and California (the "Elk River Timberlands") from a third party. The United States and California would also acquire and retain an additional 1,900 acres of timberlands from such third party.

          The Headwaters Agreement also provides, among other things, for the expedited processing by the United States of an incidental take permit ("Permit") to be based upon a habitat conservation plan for multiple species ("Multi-Species HCP") covering (a) the timberlands and timber harvesting rights which Pacific Lumber will own after consummation of the Headwaters Agreement (the "Resulting Pacific Lumber Timber Property") and
(b) the Headwaters Timberlands and the 1,900 acres of Elk River Timberlands retained by the United States and California (both as conserved habitat). The agreement also requires expedited processing by California of an SYP covering the Resulting Pacific Lumber Timber Property.

          On December 5, 1996, the United States and California each furnished a list of properties consisting of oil and gas interests, timberlands and a variety of other real estate properties for Pacific Lumber's review and approval. There have been ongoing discussions between the Pacific Lumber Parties and the United States regarding the properties and other consideration to be furnished by the United States.

          Closing of the Headwaters Agreement is subject to various conditions, including (a) acquisition by the government of the Elk River Timberlands from a third party, (b) approval of an SYP and a Multi-Species HCP and issuance of a Permit, each in form and substance satisfactory to Pacific Lumber, (c) the issuance by the Internal Revenue Service and the California Franchise Tax Board of closing agreements in form and substance sought by and satisfactory to the Pacific Lumber Parties, (d) the absence of a judicial decision in any litigation brought by third parties that any party reasonably believes will significantly delay or impair the transactions described in the Headwaters Agreement, and (e) the dismissal with prejudice at closing of the Takings Litigation. The parties to the Headwaters Agreement are working to satisfy these conditions; however, there can be no assurance that the Headwaters Agreement will be consummated.

10.  SUPPLEMENTAL CASH FLOW AND OTHER INFORMATION

                                                   Years Ended December 31,
                                          -----------------------------------------
                                               1996          1995          1994
                                          ------------- ------------- -------------
Supplemental information on non-cash
     investing and financing activities:
     Net margin borrowings (payments) for
          marketable securities           $         --  $     (6,648) $      5,628
     Timber and timberlands acquired
          subject to loan from seller               --           615           910
Supplemental disclosure of cash flow
     information:
     Interest paid, net of capitalized
          interest                        $     63,785  $     64,907  $     65,707
     Income taxes paid (refunded)               (2,900)       (5,190)        1,170
     Tax allocation payments to MAXXAM             188            --           397

          Investment, Interest and Other Income
          In February 1994, Pacific Lumber received a franchise tax refund of $7,243, the substantial portion of which represents interest, from the State of California relating to tax years 1972 through 1985. This amount is included in investment, interest and other income for the year ended December 31, 1994.

          Items Related to 1992 Earthquake
          In 1995 Pacific Lumber recorded reductions in cost of sales of $1,527 resulting from business interruption insurance reimbursements for higher operating costs and the related loss of revenues resulting from the April 1992 earthquake.

          Extraordinary Item Related to Litigation Settlement
          During 1994, MAXXAM, Pacific Lumber and others agreed to a settlement, subsequently approved by the court, of class and related individual claims brought by former stockholders of Pacific Lumber against MAXXAM, the Company, Pacific Lumber, former directors of Pacific Lumber and others concerning the Company's acquisition of Pacific Lumber. Of the $52,000 settlement, $33,000 was paid by insurance carriers of MAXXAM and Pacific Lumber, $14,800 was paid by Pacific Lumber, and the balance was paid by other defendants and through the assignment of certain claims. In 1994, the Company recorded an extraordinary loss of $14,866 related to the settlement and associated costs, including a $2,000 accrual for certain contingent claims and $4,400 of related legal fees, net of benefits for federal and state income taxes of $6,312.

11.   QUARTERLY FINANCIAL INFORMATION (Unaudited)

               Summary quarterly financial information for the years ended December 31, 1996 and 1995 is as follows:


                                                   Three Months Ended
                                -------------------------------------------------------
                                   March 31      June 30    September 30   December 31
                                ------------- ------------- ------------- -------------
1996:
     Net sales                  $     59,804  $     71,303  $     68,473  $     65,004
     Operating income                 16,417        19,010        17,184        19,422
     Net income (loss)                   124         3,909           (35)        1,612

1995:
     Net sales                  $     51,968  $     65,644  $     63,300  $     61,680
     Operating income                 12,423        21,767        18,697        20,292
     Net income (loss)                (3,292)        3,172         1,148         2,509


                             MAXXAM GROUP INC.

         SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                       BALANCE SHEET (UNCONSOLIDATED)
                         (IN THOUSANDS OF DOLLARS)

                                                           December 31,
                                                   ---------------------------
                                                        1996          1995
                                                   ------------- -------------
                      ASSETS
Current assets:
     Cash and cash equivalents                     $     45,611  $     21,862
     Marketable securities                               31,423        36,568
     Other current assets                                   102         2,867
                                                   ------------- -------------
          Total current assets                           77,136        61,297
Investments in and advances from subsidiaries                --           141
Deferred income taxes                                    21,947        17,671
Deferred financing costs and other assets                 4,260         4,905
                                                   ------------- -------------
                                                   $    103,343  $     84,014
                                                   ============= =============

      LIABILITIES AND STOCKHOLDER'S DEFICIT

Current liabilities:
     Accounts payable and other accrued
          liabilities                              $        866  $        573
     Accrued interest                                     4,688         4,688
                                                   ------------- -------------
          Total current liabilities                       5,554         5,261
Long-term debt                                          204,173       192,498
Advances from and investments in subsidiaries             5,351            --
Other liabilities                                           300            --
                                                   ------------- -------------
          Total liabilities                             215,378       197,759
                                                   ------------- -------------

Stockholder's deficit:
     Common stock, $.08-1/3 par value; 1,000
          shares authorized; 100 shares issued               --            --
     Additional capital                                  81,287        81,287
     Accumulated deficit                               (193,322)     (195,032)
                                                   ------------- -------------
          Total stockholder's deficit                  (112,035)     (113,745)
                                                   ------------- -------------
                                                   $    103,343  $     84,014
                                                   ============= =============

See notes to consolidated financial statements and accompanying notes.

                             MAXXAM GROUP INC.

         SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                  STATEMENT OF OPERATIONS (UNCONSOLIDATED)
                         (IN THOUSANDS OF DOLLARS)


                                                   Years Ended December 31,
                                          -----------------------------------------
                                               1996          1995          1994
                                          ------------- ------------- -------------
Investment, interest and other income
     (expense)                            $      1,961  $      1,341  $     (2,159)
Interest expense                               (23,573)      (22,341)      (21,180)
General and administrative expenses               (826)         (370)         (598)
Equity in earnings of subsidiaries              16,514        16,170        18,790
                                          ------------- ------------- -------------
     Loss before income taxes                   (5,924)       (5,200)       (5,147)
Credit in lieu of income taxes                  11,534         8,737         8,716
                                          ------------- ------------- -------------
     Net income                           $      5,610  $      3,537  $      3,569
                                          ============= ============= =============

See notes to consolidated financial statements and accompanying notes.

                             MAXXAM GROUP INC.

         SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                  STATEMENT OF CASH FLOWS (UNCONSOLIDATED)
                         (IN THOUSANDS OF DOLLARS)


                                                   Years Ended December 31,
                                          -----------------------------------------
                                               1996          1995          1994
                                          ------------- ------------- -------------

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                           $      5,610  $      3,537  $      3,569
     Adjustments to reconcile net income
          to net cash used for operating
          activities:
          Amortization of deferred
               financing costs and
               discounts on long-term
               debt                             12,320        11,059         9,930
          Equity in earnings of
               subsidiaries                    (16,514)      (16,170)      (18,790)
          Net sales (purchases) of
               marketable securities            10,246       (20,011)       (1,808)
          Net gains on marketable
               securities                       (5,101)       (3,697)         (731)
     Increase (decrease) in cash
          resulting from changes in:
          Receivables                           (3,505)          171            90
          Accrued and deferred income
               taxes                            (1,519)       (5,237)       (8,518)
          Accrued interest and other
               liabilities                       4,104           330          (911)
          Accounts payable                          --            --           (53)
          Other                                     --           (16)          232
                                          ------------- ------------- -------------
               Net cash used for
                    operating activities         5,641       (30,034)      (16,990)
                                          ------------- ------------- -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Net advances from subsidiaries             22,008        33,112        41,112
                                          ------------- ------------- -------------
               Net cash provided by
                    investing activities        22,008        33,112        41,112
                                          ------------- ------------- -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Redemptions of long-term debt                  --          (630)           --
     Dividends paid                             (3,900)       (4,800)           --
                                          ------------- ------------- -------------
               Net cash provided
                    by (used for)
                    financing activities        (3,900)       (5,430)           --
                                          ------------- ------------- -------------

NET INCREASE (DECREASE) IN CASH AND CASH
     EQUIVALENTS                                23,749        (2,352)       24,122
CASH AND CASH EQUIVALENTS AT BEGINNING OF
     YEAR                                       21,862        24,214            92
                                          ------------- ------------- -------------
CASH AND CASH EQUIVALENTS AT END OF YEAR  $     45,611  $     21,862  $     24,214
                                          ============= ============= =============

See notes to consolidated financial statements and accompanying notes.

                               MAXXAM GROUP INC.

          SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                         NOTES TO FINANCIAL STATEMENTS

A.   DEFERRED INCOME TAXES

          The deferred income tax assets and liabilities reported in the accompanying unconsolidated balance sheet are determined by computing such amounts on a consolidated basis, as if MGI files a consolidated tax return with all of its subsidiaries except Salmon Creek, and that such corporations were never connected with MAXXAM, and then reducing such consolidated amounts by the amounts recorded by the Company's subsidiaries, but excluding Salmon Creek, pursuant to their respective tax allocation agreements with MAXXAM. The Company's net deferred income tax assets relate primarily to loss and credit carryforwards and to the excess of the tax basis over financial statement basis with respect to timber and timberlands. The Company has concluded that it is more likely than not that these net deferred income tax assets will be realized based in part upon the estimated values of the underlying assets which are in excess of their tax basis.

B.   LONG-TERM DEBT

          The MGI Notes are secured by the Company's pledge of 100% of the common stock of Pacific Lumber, Britt and MPI and by MGHI's pledge of 27,938,250 shares of Kaiser's common stock.

          Long-term debt consists of the following:


                                                            December 31,
                                                    ---------------------------
                                                         1996          1995
                                                    ------------- -------------
11-1/4% MGI Senior Secured Notes due August 1, 2003 $     100,000 $     100,000
12-1/4% MGI Senior Secured Discount Notes due             104,173        92,498
August 1, 2003, net of discount                     ------------- -------------
                                                    $     204,173 $     192,498
                                                    ============= =============


C.   SUPPLEMENTAL CASH FLOW INFORMATION

                                                       Years Ended December 31,
                                              -----------------------------------------
                                                   1996          1995          1994
                                              ------------- ------------- -------------
Supplemental information on non-cash
     investing and financing activities:
     Net margin borrowings (payments) for
          marketable securities               $         --  $     (6,648) $      5,628

Supplemental disclosure of cash flow
     information:
     Interest paid                            $     11,253  $     11,250  $     11,156
     Tax allocation refunds from MAXXAM              7,127         3,500           198
     Income taxes refunded                           3,121            --            --
